UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2016

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

001-36473

(Commission File Number)

1000 Chesterbrook Boulevard, Suite 300 Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 240-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

On June 21, 2016, Trinseo S.A. (the “Company”) held its Annual General Meeting of Shareholders (the “General Meeting”) pursuant to notice duly given. A total of 44,120,509 ordinary shares were present or represented by proxy, which accounted for approximately 93.51% of the shares entitled to vote at the General Meeting. The Company’s shareholders voted on the following eleven proposals and cast their votes as set forth below.

Proposal One: The Election of Three Class II Directors

The Company’s shareholders approved the election of the Company’s Class II Director nominees by the votes set forth in the table below:

	For	Against	Abstain	Broker Non-Votes
1. Christopher D. Pappas	35,344,871	6,995,887	15,652	1,764,099
2. Stephen M. Zide	36,026,111	6,314,648	15,651	1,764,099
3. Felix S. Hauser	38,629,182	3,711,577	15,651	1,764,099

Proposal Two:  Ratification of the Appointment of Stephen F. Thomas as a Class III Director

The Company’s shareholders ratified the appointment of Mr. Thomas as a Class III Director by the votes set forth in the table below:

For	38,640,472
Against	3,689,162
Abstain	26,776
Broker Non-Votes	1,764,099

Proposal Three:  Ratification of the Company’s Directors’ Compensation Program

The Company’s shareholders ratified the appointment of the Company’s directors’ compensation program by the votes set forth in the table below:

For	42,293,480
Against	47,171
Abstain	15,759
Broker Non-Votes	1,764,099

Proposal Four:  Approval, on an Advisory Basis, of the Company’s Named Executive Officer Compensation

The Company’s shareholders approved on an advisory basis the compensation paid to the Company’s named executive officers in 2015 and described in its proxy statement by the votes set forth in the table below:

For	36,787,451
Against	5,552,510
Abstain	16,449
Broker Non-Votes	1,764,099

Proposal Five:  Approval of the Company’s Luxembourg Statutory Accounts

The Company’s shareholders approved the Luxembourg Statutory Accounts as of and for the year ended December 31, 2015, showing total assets of $482.8 million and a loss for the year then ended of $15.9 million by the votes set forth in the table below:

For	43,898,824
Against	18,194
Abstain	203,491

Proposal Six: Approval of the Allocation of the Results of the Financial Year Ended December 31, 2015

The Company’s shareholders approved that the $15.9 million loss for the year ended December 31, 2015 carry forward to the following year by the votes set forth in the table below:

For	43,937,501
Against	13,840
Abstain	169,168

Proposal Seven: Approval of the Granting of Discharge to the Directors and Independent Auditor for the Performance of their Respective Duties During the Year Ended December 31, 2015

The Company’s shareholders approved the granting of discharge to the directors and independent auditor for the performance of their duties during the year ended December 31, 2015 by the votes set forth in the table below:

For	42,158,814
Against	146,443
Abstain	51,153
Broker Non-Votes	1,764,099

Proposal Eight: Ratification of the Appointment of the Company’s Independent Auditor for All Statutory Accounts

The Company’s shareholders ratified the appointment of PricewaterhouseCoopers Société coopérative to be the Company’s independent auditor for all statutory accounts required under Luxembourg law for the year ended December 31, 2016 by the votes set forth in the table below:

For	43,846,324
Against	115,444
Abstain	158,741

Proposal Nine: Ratification of the Appointment of the Company’s Independent Registered Account Firm

The Company’s shareholders ratified the appointment of PricewaterhouseCoopers LLP to be the Company’s independent registered accounting firm for the year ended December 31, 2016 by the votes set forth in the table below:

For	43,934,960
Against	114,603
Abstain	70,946

Proposal Ten: Authorize the Board to Make Repayments of Equity

The Company’s shareholders authorized the Board to approve repayments of equity in amounts and at intervals determined in their discretion and within limits of Luxembourg law by the votes set forth in the table below:

For	42,324,373
Against	14,611
Abstain	17,426
Broker Non-Votes	1,764,099

Proposal Eleven: Authorize the Board to Repurchase Up To 4.5 Million Ordinary Shares

The Company’s shareholders authorized the Board to repurchase up to 4.5 million of its outstanding ordinary shares over the next two years by the votes set forth in the table below:

For	42,324,817
Against	13,004
Abstain	18,589
Broker Non-Votes	1,764,099

Item 8.01            Other Events

Repayment of Equity

On June 22, 2016, the Company’s Board of Directors declared a repayment of equity of $0.30 per ordinary share payable on July 20, 2016 to owners of record as of close of business on July 6, 2016.  A copy of the Company’s press release announcing this cash distribution to shareholders is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Share Repurchase Program

On June 22, 2016, the Company’s Board of Directors authorized a share repurchase program (the “Share Repurchase Program”), pursuant to which the Company may, from time to time, purchase its ordinary shares for an aggregate repurchase price not to exceed $100 million. Share repurchases may be executed open market transactions or other means. The Share Repurchase Program does not have an expiration date and does not obligate the Company to purchase any shares. The authorization for the Share Repurchase Program may be terminated, increased or decreased by the Company’s Board of Directors at any time.  A copy of the Company’s press release announcing the Share Repurchase Program is attached as Exhibit 99.2

Item 9.01            Financial Statements Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 22, 2016 announcing repayment of equity

99.2	Press Release, dated June 22, 2016, announcing share repurchase program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinseo S.A.

	By:	/s/ Angelo N. Chaclas
	Name:	Angelo N. Chaclas
	Title:	Senior Vice President, Chief Legal Officer, & Corporate Secretary
Date: June 22, 2016